Exhibit 10.8

DIRECTORY SERVICES AGREEMENT

This Directory Services Agreement (the “Agreement”) is made and entered into effective as of February 4, 2005 (the “Effective Date”), by and between HAWAIIAN TELCOM MERGER SUB, INC., a Delaware corporation (hereinafter referred to as “Publisher”), and L. M. BERRY AND COMPANY, a Georgia corporation (“Berry”) (Publisher and Berry are each individually referred to as a “party,” and collectively as the “parties”).

RECITALS

WHEREAS, Publisher will acquire all the rights and interests of those Hawaiian directories hereinafter identified (the “Directories”) in a transaction currently anticipated to be completed on or about March 31, 2005 (the “Closing”); and

WHEREAS, Berry provides various services related to the production, publishing and printing of telephone directories, including services related to selling advertising in such directories, as well as services related to managing the operations of a telephone directory publishing business;

WHEREAS, Publisher desires to engage Berry to provide or perform those certain services hereinafter specified to assist in the publication of 2005 editions of each of the Directories and provide the other services specified in the Agreement; and

WHEREAS, Publisher also desires to engage Berry to provide and perform those certain services hereinafter specified for five (5) subsequent annual editions of each of the Directories beginning with the 2006 editions of those Directories and provide the other services specified in the Agreement;

NOW THEREFORE, in consideration of the promises and mutual covenants contained herein and good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, the parties agree as follows:

FORMAT

This Agreement states the terms and conditions that govern the rights and duties of the parties in respect to the services identified herein.

Schedules are annexed hereto and are incorporated herein by reference and are made a part hereof, are subject to all the terms and conditions of this Agreement and contain such additional terms and conditions as are agreed to by the parties. In the event of any conflict between the terms of this Agreement and the terms of a Schedule, the terms of the Schedule shall control and govern.

1.	DEFINITIONS

The defined terms used in this Agreement shall have the meanings set forth in this Section 1 or as defined in the text of the Agreement.

1.1 “Affiliate” shall mean, with respect to any entity, any other entity Controlling, Controlled by or under common Control with such entity.

1.2 “Closing Date” means the date upon which the transfer of the directories business from Publisher’s predecessor in interest to Publisher becomes effective.

1.3 “Control” and its derivatives shall mean, with regard to any entity, the legal, beneficial or equitable ownership, directly or indirectly, of interest sufficient to exercise control over the management of such entity.

1.4 “Directories” shall mean those Hawaiian directories published by Publisher with respect to which Publisher engages Berry to provide Services, including any print or electronic directories, Internet-based directories, or other form of listing publications. The Directories are identified in Schedule 1 (Directories), as such Schedule may be amended from time to time by Publisher, so long as any new Directory covers only listings in the State of Hawaii. Addition of any proposed Directories outside Hawaii or that represent new forms of delivery other than print or Internet-based directories are subject to mutual written agreement.

1.5 “Intellectual Property Rights” shall mean all intellectual property and other such proprietary rights now known or hereafter recognized throughout the world, including, without limitation, all database rights, patent rights, copyrights, trademark rights and trade secret rights.

1.6 “Publisher Information” shall mean the following information, whether originals or duplicates, and all Intellectual Property Rights relating to such information: (i) all advertising records; (ii) all records and data related to advertisers and all other customers/subscribers of Publisher; (iii) all proprietary or confidential information, data and materials provided by Publisher to Berry or to which Berry receives access in the course of performing Services hereunder; (iv) all reports, studies and other materials paid for or developed solely for Publisher by Berry or third parties at Publisher’s request; (v) all information, data and materials obtained by Berry from Publisher, any advertiser or any Publisher customer or subscriber, including any information relating to such advertiser or Publisher customer or subscriber’s actual or proposed listings or advertising program for the Directories; (vi) all information in data bases including alphabetical, classified directory data bases, electronic advertising data base systems and software developed for and relating primarily to Publisher or Directories and (vii) all Subscriber Information; (viii) trade secrets; and (ix) all information, data and materials, including artwork, ad design and spec art, developed by Berry in performing advertising or marketing services hereunder.

1.7 “Services” shall mean the services listed herein and in the Schedules that Berry will perform pursuant to this Agreement.

1.8 “Subscriber Information” shall mean information related to individuals or businesses included in any Directory.

2.	SCOPE OF AGREEMENT/SERVICES

2.1 2005 Directories. Commencing upon the Effective Date hereof, Berry will provide and perform all tasks necessary to publish the 2005 editions of the East Honolulu, Leeward, Windward and Oahu directories, including converting all Content provided by Publisher into such format as is necessary and agreed upon by the parties for Berry to publish such Directories, as well as assist Publisher to manage the printing and distribution of such Mid-Cycle Directories and to prepare to publish the other Directories. Without limiting the foregoing, Berry will provide and perform the Services specified in Schedule 3(a) (the Conversion Schedule) and in Schedule 3(b) (Preliminary Sales and Marketing Consulting Services Schedule). Berry will meet the applicable Milestones set forth in Schedule 2 (Milestones) in connection with performing these Services.

2.2 2006 and Subsequent Directories. Berry will provide and perform all Services necessary to publish, print and distribute the 2006 through 2010 editions of the Directories, and such other editions or Directories agreed upon by the parties, including the Services specified in Schedule 4 (Services Schedule), and to market and sell advertising for the Directories, including the Services specified in Schedule 5 (the Marketing Schedule). Berry will meet the applicable Milestones set forth in Schedule 2 (Milestones) in connection with performing these Services.

2.3 Internet Directory. Berry will provide and perform all Services necessary to develop and host on a website with a URL designated by Publisher (the “Publisher Site”) an Internet-based version of the Directories in the form and including the Content specified by Publisher, and sell advertising for the Internet-based Directory and drive traffic to the website, including the Services as specified in Schedule 6 (Internet Services). Berry will meet the applicable Milestones set forth in Schedule 2 (Milestones) in connection with performing these Services.

2.4 Fees. Berry shall be compensated for the services to be provided hereunder in the manner specified in Schedule 8 (Financial Schedule). Unless a provision of this Agreement (including any Schedules) expressly states that specified services, tasks or responsibilities will be subject to particular fees or expenditures by Publisher in addition to those set forth in Schedule 8, Berry will assume any and all costs associated with providing the Services and not charge Publisher any fees or seek reimbursement from Publisher for any costs for such Service.

2.5 Relationship of the Parties. It is understood and agreed that Berry and its agents and employees are neither agents nor employees of Publisher or any Publisher subsidiary. As such, neither Berry, its agents nor employees shall have any authority to act for or on behalf of, or to obligate Publisher or any of its Affiliates to any contract or in any other manner not specifically authorized by this Agreement except as authorized in writing by Publisher. Nothing contained in this Agreement or any of the Schedules hereto shall be construed to be, or constitute, a joint venture, association, agency or partnership between the parties and the parties shall report revenues and costs in a manner consistent with their respective accounting practices.

2.6 Compliance with Laws. The parties, in the performance of their respective obligations under this Agreement, shall comply with all statutes, laws, rules, regulations and other legal requirements (“Laws”) governing the provision of the Services, including identifying and procuring permits, certificates, approvals and inspections required under such Laws, as well as complying with all data privacy, junk mail and spam Laws and regulations. If a charge of non-compliance with any such Laws occurs, the party against which such charge of non-compliance is made shall promptly notify the other party in writing of such charge and shall promptly remedy such non-compliance at its own expense; provided, however, if either party’s non-compliance results from an act or failure to act by the other party (“responsible party”), then the responsible party shall promptly remedy the non-compliance at its own expense and pay any fee or penalty, or reimburse the other party for any fee or penalty, imposed by a governmental authority as a result of such non-compliance. If either party becomes aware of any changes in Law that relate to delivery of the Services or Publisher’s receipt of the Services, then such party will notify the other party of such changes. With respect to any changes related to Berry’s future delivery of Services, Berry and Publisher shall work together pursuant to the Change Control Procedures to identify the impact of such changes on Berry’s delivery of the Services, and any changes in the fees charged to Publisher or the costs to be borne by Publisher, as a result and shall work together to implement any necessary modifications to the Services prior to the deadline imposed by the governmental authority having jurisdiction for such requirement or change. The parties will use all reasonable efforts to minimize the incremental cost of compliance with such Laws.

2.7 Subcontracts. Publisher acknowledges that Berry may desire to subcontract to a third party or third parties the performance of some of the Services that Berry is obligated to provide under this Agreement. Berry agrees to notify Publisher of all material subcontracts and to provide Publisher with such information as Publisher may reasonably request to evaluate proposed subcontractors and the proposed Services Berry desires such subcontractors to render. Publisher acknowledges that some of the subcontractors Berry retains for subcontracted performance of Services, Berry also uses to perform services for Berry in other aspects of Berry’s business, and for such subcontractors, Publisher will not have a prior consent right. However, Berry may not subcontract any sales or material production Services, or Services to be rendered relating exclusively to the Directories under this Agreement, unless approved in writing on a case-by-case basis by Publisher, including as to the identity and acceptability of the proposed subcontractor, the acceptability of any particular subcontract, and the scope of Services to be performed by that subcontractor. No subcontracting shall release Berry from its responsibility for its obligations under this Agreement. Berry shall be responsible for the work and activities of each of its subcontractors, including compliance with the terms of this Agreement. Berry shall be responsible for all payments to its subcontractors and in no event shall any subcontracting of Services by Berry result in additional payments or less revenue-sharing by Publisher.

2.8 Benchmarking. In addition to receiving Berry’s Service Level performance reports pursuant to Section 3.2, Publisher may also independently analyze Berry’s compliance with the Service Levels and provide Berry feedback regarding Berry’s performance. For Services where Publisher will also bear a portion of the expenses of such Service, including the Internet Services, Publisher will be entitled to independently analyze the costs of such Services and provide Berry feedback regarding Berry’s efficiency and cost-effectiveness. If as part of benchmarking, Publisher in good faith determines that Berry’s performance is not within the standards established by the Service Levels requirements, or for benchmarking of costs, where Publisher determines in good faith that Berry’s expenses are too high relative to prevailing industry norms, Publisher may notify Berry and the parties will meet to adjust the Services to improve performance or cost effectiveness, as applicable, pursuant to Section 5.

2.9 Berry Services Manager. Berry agrees to appoint at its own expense an individual who will serve as the primary Berry representative to Publisher under this Agreement. This person will have overall responsibility for managing and coordinating the performance of Berry’s obligations under this Agreement and will be authorized to act for and on behalf of Berry with respect to all matters relating to this Agreement.

2.10 Publisher Services Advisor. Publisher agrees to appoint at its own expense an individual who will serve as the primary Publisher representative to Berry under this Agreement. This person will have overall responsibility for managing and coordinating any performance of Publisher’s obligations under this Agreement and will be authorized to act for and on behalf of Publisher with respect to all matters relating to this Agreement.

2.11 Local Exchange Carrier. The parties acknowledge and agree that much of the alphabetical listing data, and daily service order activity updating that data, is not generated by either party, but will be obtained from the incumbent local exchange carrier or, for purposes of the 2005 Directories, from the incumbent local exchange carrier’s directories affiliate. As between the parties, Publisher will be responsible for engaging in, maintaining and enforcing any agreements with the incumbent local exchange carrier and its affiliates as necessary to obtain the alphabetical listings information, daily service order activity, and all other rights, local exchange carrier obligations and data reasonably necessary to enable the parties to undertake the activities contemplated under this Agreement. The foregoing does not relieve Berry of its obligations to provide Services hereunder and Berry will still have the operational responsibilities set forth in this Agreement to work with the local exchange carrier and its affiliates to obtain and maintain (and validate to the extent provided for in the Schedules) data under Publisher’s agreements and to engage in the other Services required of Berry hereunder.

3.	SERVICE LEVELS

3.1 Service Levels. Berry shall perform the Services in accordance with the requirements, specifications and service levels (collectively, “Service Levels”) set forth in the Schedules, including Schedule 7 (Service Levels).

3.2 Berry Monitoring and Reporting; Monitoring Tools. Berry shall measure its performance of the Services, including against the applicable Service Levels, and report to Publisher regarding such performance as may be detailed in the Schedules or otherwise agreed upon by the parties. These reports will be delivered monthly unless a different period is set forth in the applicable Schedule. If the content of a report is not expressly described in a Schedule, then the report will contain at least the following information: the Service monitored, the applicable Service Levels, the means of monitoring and the results of the monitoring. If a Service Level has not been met, or if a remediation effort was under way during the time period covered by the report, the report will also describe the progress or outcome of the remediation efforts. Publisher will be entitled to conduct technical audits from time to time upon written notice to Berry to verify that the reports delivered to Publisher accurately reflect Berry’s performance in accordance with the Services Levels.

3.3 Adjustment of Service Levels. The parties shall review the Service Levels at least annually to ensure that they remain appropriate to the Services. Either party may, at any time upon written notice to the other party, initiate discussions to review and adjust any Service Level at any time pursuant to Section 5.

3.4 Root-Cause Analysis. With respect to any Berry failure to provide the Services in accordance with the applicable Service Levels, in addition to any other applicable remedy set forth in the Schedules or otherwise available to the parties, Berry shall, as soon as reasonably practicable, perform a root-cause analysis to identify the cause of such failure or incident, provide Publisher with a report detailing the cause of, and procedure for correcting, such failure or incident, and promptly implement procedures for correcting such failure or incident.

3.5 Remedies for Failure to Meet Service Levels.

a. For failures to meet the Service Levels or for any other material failure to provide a Service in accordance with the requirements set forth in a Schedule, Berry will provide the remediation efforts detailed in the applicable Schedule in accordance with the terms and timelines set forth therein.

b. If, despite the remediation efforts undertaken pursuant hereto, the affected Service continues to fail to comply with the applicable Service Level after (i) thirty (30) days of remediation efforts (to run concurrently with the material breach cure period under Section 8.1 if applicable), (ii) such shorter period of time as may be set forth in the applicable Schedule, or (iii) a longer period of time if the remediation will by its nature take longer than thirty (30) days to complete and Publisher approves such longer period in writing (such approval not to be unreasonably withheld), then the parties shall undertake the corrective action process outlined in Section 3.6 below. If the parties cannot resolve the dispute and either the remediation efforts are not successful or thereafter Berry continues not to perform in accordance with established Service Levels, then Publisher shall be entitled to terminate this Agreement for cause pursuant to Section 8.1.

3.6 Dispute Escalation Process.

a. Initial Notice; Good Faith Discussion. If either party determines that the other party has failed to perform its obligations for a particular Service, the party making the determination will notify the other party of the deficiency. Upon receipt of notice, the parties will promptly discuss the corrective action plan in person or by telephone and will attempt in good faith to agree to a mutually acceptable corrective action plan. If the parties cannot agree upon a corrective action plan within ten (10) days of the original notice date, the issue will be escalated in accordance with clause (b) below.

b. Management Escalation. If the issue is not resolved in accordance with clause (a) above, the issue will promptly be elevated to senior management at the respective parties. For Publisher, escalation will be made to Michael Ruley, or his successor. For Berry, escalation will be made to its Executive Vice-President, Kathy Geiger-Schwab or her successor. The respective management representatives will immediately discuss the issue in person or by telephone and the parties will attempt in good faith to resolve the issue for a period of ten (10) days. If the issue is not resolved, as agreed by the parties, within such ten (10) day period, the issue will be escalated to the chief executive officers of the parties for resolution.

4.	PUBLISHER OF THE DIRECTORIES

4.1 Directories. As publisher, in addition to those general rights afforded publishers, subject, however, to Sections 4.3 and 5 hereof, Publisher has full discretion and is responsible for all policies and procedures associated with the Directories, including the right and sole authority to establish and maintain all policies and procedures related to the printing, advertising, and distribution of all Directories, the right to establish its own specifications for the Directories to be published, set credit policies, refuse or accept advertising based on credit considerations, exercise its own discretion as to content of advertising it will accept, determine its own advertising and commission rates, determine the scope and duration of each of its Directories, determine the publishing dates for each of its Directories, determine product mix and new product introduction, and the right to make any changes in any Directory, including the merging, combination or reformatting or elimination of any Directory.

4.2 Internet. In addition to those general rights afforded publishers listed above, if any of the Directories are Directories accessible by the Internet (each an “Internet Directory”), Publisher has full discretion and is responsible for all policies and procedures associated with the Internet Directory, including determining the portal design, user interface advertising policies and the like.

4.3 Specifications. The Directories, unless altered by Publisher, shall generally have the same specifications and format as the directories published by Publisher (or its predecessor) in 2004, as more fully described in the Directory Product Descriptions for each Directory as set forth in Schedule 1 (Directories). In the event that Publisher elects to materially modify the Directories, subject to the terms of Section 5, Publisher shall provide Berry with the modifications to be made, the associated costs, and will mutually agree with Berry on a timetable for the introduction of the modifications.

5.	CHANGES

5.1 General. The parties acknowledge that the scope or characteristics of the Services or the requirements regarding Directories as set forth in the Directory Product Descriptions attached to Schedule 1 may change during the term of this Agreement. The parties agree to use the following procedures (the “Change Control Procedures”) to implement Changes. For purposes of this Agreement, “Changes” shall mean any material change to the Services that would materially alter the service content, scope, or Service Levels, or materially alter the cost to Berry of providing the Services. Examples of Changes would include material or substantial changes to the specifications of a Directory, but not day-to-day operational issues normally handled by publishing staff in the routine performance of their activities. The parties further agree that not all modifications to the Services may constitute Changes; as part of the routine operation of Publisher and Berry, modifications that are not material or significant may be conducted without recourse to the Change Control Procedures; provided that Publisher is notified on a regular basis of the modifications being implemented on Publisher’s behalf or that affect Publisher.

5.2 Changes. Subject to Section 5.6 below, Changes shall be implemented only by mutual written agreement of the parties through these Change Control Procedures, except as may be necessary on an emergency, temporary basis to maintain the continuity of the Services. The parties acknowledge and agree that the implementation of a Change does not necessarily require an increase in the fees payable by Publisher, the costs to be borne by Publisher, or a reduction in the scope of Services or the Service Levels provided hereunder.

5.3 Requests for Changes. Requests for Changes shall be submitted for review in accordance with the Change Control Procedures, and shall include a reasonably detailed description of the requested Change together with the basis for such Change. Within ten (10) business days after Berry receives a request from Publisher for a Change, either Berry or a joint project team working on the Service to be impacted, as appropriate, shall prepare and provide to Publisher an initial written proposal for the Change (a “Change Proposal”), which proposal will include Berry’s initial proposals regarding (A) the Services and the applicable schedule for performing the Services, including Publisher’s related obligations, to effect the Change, (B) the applicable Service Levels or Service Level changes resulting from the Change, (C) the resources required to perform Services effecting the Change and resulting from the Change, and (D) the fees or costs for the Changed Services. The Change Proposal shall also contain a description of any other anticipated costs that Publisher will incur as a result of the Change that it would otherwise not have incurred. Berry will also indicate the areas of the Change Proposal where additional analysis may be required to complete the Change Proposal. On a schedule to be agreed upon by the parties in the circumstances, but presumed not to exceed fifteen (15) days after receipt of Publisher’s request, Berry will deliver to Publisher a completed Change Proposal. Within ten (10) days after receiving such Change Proposal, Publisher shall either approve the Change Proposal, notify Berry that Publisher desires to discuss the Change Proposal further, or withdraw the request for such Change. Publisher’s failure to approve the Change Proposal or notify Berry that Publisher desires to discuss the Change Proposal further within this ten (10) day period shall be deemed a rejection of the Change Proposal, and the Change shall not be implemented.

5.4 Implementation of Changes. All Changes are subject to the written approval of the parties. Only following receipt of each party’s written approval may Berry begin to implement the approved Change. Fees for performance of additional work to implement the Change, if any, will be invoiced and paid in accordance with the schedule set forth in the agreed-upon Change Proposal.

5.5 Included Changes.

a. For Changes requested by Publisher which require Berry to provide additional services or perform additional tasks but do not require Berry to add additional resources (e.g., hardware, software, personnel, etc.), or for modifications to the Services or Directories that are not material or significant, Berry will perform such Changes at no additional charge to Publisher.

b. For Changes requested by Publisher which require Berry to provide additional services or perform additional tasks which are significantly related to the Services (e.g., it would not be commercially or technically practical to engage a third party to provide such services or perform such tasks given their relationship to the Services already being provided by Berry), Berry agrees that the fees for the services or tasks will be competitive with, and will not materially exceed, fees charged by other service providers of comparable services or tasks.

5.6 Impact of Failure to Agree on a Change. If the parties cannot agree on the terms to implement a requested Change following good faith discussions and escalation, as appropriate, Publisher may elect to (a) implement the Change on its own, (b) obtain services from a third party to perform such Change on Publisher’s behalf, or (c) require Berry to perform such Change if the Change is required for safety or regulatory reasons, or is related to the existing Directories. If Berry is required to perform or implement a Change pursuant to (c) above, then subject to Section 5.5, the parties will agree either on their own or through the dispute resolution procedures set forth in Section 17 below, to equitable sharing of the resulting expenses and revenue. Nothing in this Section requires Berry to perform Services for a Directory outside Hawaii or for development of any new Services. If Berry does not perform or implement a Change, Berry will not be entitled to receive a share of any resulting incremental revenue resulting from the implementation of such Change.

5.7 Impact of Changes on the Term. In no event may any Change extend the term of the Agreement or provide for Services which extend beyond the term of the Agreement. If a Change does extend beyond the term or extend any of the Services beyond the term, any obligations which extend beyond the term will be deemed null and void.

5.8 Changes Caused by Delay of the Closing Date. If the Closing Date does not occur by June 30, 2005, and such delay materially affects the timing and scope of the Services to be delivered, or the costs to provide the Services or the anticipated economic benefits to be derived by the parties, the parties agree to meet and discuss appropriate and equitable adjustments to the Services, the fees and the revenue sharing that are affected by the delay, as well as any Changes that may be required to address the impact of the delay.

6.	PUBLISHER INFORMATION

6.1 Obligation of Confidentiality. Berry agrees that all Publisher Information is confidential and contains and incorporates proprietary information and trade secrets of Publisher. Berry binds and obligates itself, its Affiliates, its agents, and employees, not to sell, use, disclose or distribute to any entity, directly or indirectly, for any purpose whatsoever, other than in connection with the performance of this Agreement, any Publisher Information furnished to it or them or acquired by it or them, in connection with, under or by virtue of this Agreement; and it is especially agreed that all order information, records, research data, electronic information, lists of names, telephone numbers and other data including advertiser or subscriber contracts and computer software and Subscriber Information, furnished to Berry or developed or obtained by Berry in connection with Berry’s services under this Agreement are furnished upon the express condition that such information or data will be used only in furtherance of the provisions of this Agreement, and that all data bases, and printed or electronic information furnished by Publisher or developed by Berry for use in connection with the performance of this Agreement, will, unless otherwise exempted herein, be delivered to Publisher immediately after the termination of this Agreement. The provisions of this Section shall survive termination or expiration of this Agreement for a period of five (5) years.

6.2 License of Publisher Information. Subject to the terms and conditions of this Agreement, Publisher hereby grants to Berry a non-exclusive, royalty free license to use and/or copy Publisher Information solely for the purpose of performing the Services.

6.3 Access to Publisher Information. Publisher shall have access to all Publisher Information, wherever maintained, at all times during the term of this Agreement including, at Publisher’s sole discretion and expense, the right to retain copies thereof. Further, Publisher shall have the right, during normal business hours, to review and make copies of all Publisher Information or at Berry’s actual cost to have Berry supply Publisher or its designee copies of Publisher Information in a form requested by Publisher.

6.4 Obligation of Berry at Termination/Expiration. Berry agrees that upon termination and/or expiration of this Agreement or upon termination and/or expiration of any Directory covered by this Agreement, Berry, upon written request by Publisher, in addition to Publisher’s rights described elsewhere in this Agreement, shall promptly (within ten (10) days) return to Publisher or its designee all Publisher Information in Berry’s possession in an electronic format and medium reasonably acceptable to Publisher. Berry further agrees that it will demand and obtain, by whatever lawful means, the return of Publisher Information made available by Berry to any third party. Berry shall, however, have the right to retain copies of Publisher Information subject to the confidentiality provision of this Agreement as are necessary to fulfill and discharge its obligations or as are required to comply with laws, regulations, or administrative regulation, to provide continuing customer services or to resolve any financial issues between the parties. Upon completion of all such duties or resolution of those outstanding financial issues, all remaining copies will be destroyed or returned to Publisher at Publisher’s discretion, together with a certification by an officer of Berry that all Publisher Information has been returned or destroyed as the case may be, and Berry shall retain no copies of that information either in paper or electronic form. Berry shall bear all costs associated with providing such material including, but not limited to, costs or expenses for packing and shipping.

6.5 Information Systems. Unless provided by Publisher or as otherwise specified in a Schedule, all information systems utilized and developed by Berry in connection with the provision of its services shall remain the sole and exclusive property of Berry, its affiliates and/or agents, subject to the access rights and licenses set forth herein or in the applicable Schedule. While Publisher is granted a non-exclusive right to access certain identified systems and utilize specified software and hardware, such right or limited use license is limited to the term of this Agreement and the respective duties of the parties. Publisher is granted no title or ownership interest in any proprietary Berry or affiliate or agent system, software or process and all proprietary information related to such shall be used and protected by Publisher to the degree and in the manner Berry is required to protect Publisher confidential information. Upon termination or expiration of this Agreement including any applicable wind-down period, Publisher shall cease use of all such proprietary information systems and software and return to Berry all such information systems and related documents in Publisher’s possession.

7.	TERM

7.1 Term. This Agreement shall be for an initial term commencing upon the Effective Date, including the partial 2005 Directory Cycle, and continuing for the period of time necessary for the publication of five (5) issues (to be exclusive of any 2005 issues) and then, unless extended as hereinafter provided, terminating (subject to Section 20 below) upon the publication of the fifth (5th) issue of the last Directory on the Directory Schedule. The publication of one (1) edition of each Directory listed on the Directory Schedule shall constitute a “Directory Cycle.”

7.2 Extensions. Unless earlier terminated as provided herein, this Agreement may be extended for additional Directory Cycles upon the mutual written agreement of the parties, such agreement to be reached no later than twelve (12) months prior to publication of the first Directory in the next Directory Cycle. For any extended term, after issuance of a notice of termination in accordance with the terms hereof, the Agreement will terminate upon publication of the final issue of the last Directory listed on the Directory Schedule.

8.	TERMINATION

8.1 Termination for Cause. Either party may terminate this Agreement, or may separately terminate the Internet Services portion of the Agreement if the breach applies only to the Internet Services, in the event the other materially breaches this Agreement or fails to perform any material obligation hereunder, including repeated failures to perform in accordance with Service Levels or failures to perform the Services as otherwise required, upon the following conditions:

a. The party asserting the breach shall give written notice specifying in reasonable detail the nature of the breach and the remedy required (the “Cure Notice”).

b. The party in breach shall cure the breach within thirty (30) days of its receipt of the Cure Notice.

c. If such cure is not achieved, the party asserting the breach shall be entitled to declare the Agreement terminated by giving written notice which will identify the effective date of termination (the “Termination Notice”).

8.2 Dispute Resolution. Should either party dispute either the existence of a material breach or the timing for or adequacy of the cure, such dispute shall be brought under the Dispute Resolution Procedures set forth in Section 17 but the 30-day cure period and the initial 30-day dispute resolution period shall run concurrently.

8.3 Other Termination Rights. In addition to the right to terminate for a material breach, the parties shall have the following specific rights of termination:

a. Publisher may terminate this Agreement if Berry materially or substantially fails to perform the Services required to complete publication of the 2005 Directories or the Services listed in the Consulting Services Schedule. This termination right is exercisable only prior to September, 2005. If Publisher decides to terminate the Agreement pursuant to this Section 8.3(a), then it will provide Berry thirty (30) days prior written notice and during that thirty (30) day period, the parties agree to negotiate in good faith whether Berry will be permitted to continue to perform Services on Publisher’s behalf.

b. Publisher may terminate this Agreement upon completion of the sales campaigns for the 2007 Directory Cycle if the average annual growth of Gross Internet and Print Revenues Sold (each as defined in Schedule 8) for the 2006 and 2007 Directory Cycles is less than three percent (3%) per annum over the Gross Print Revenues Sold and Gross Internet Revenues Sold subsequent to the Closing for the 2005 Directories and 2006 Directories, as applicable. Publisher must exercise this right of termination within one hundred and eighty (180) days of the last sales day of the last Directory of the 2007 Directory Cycle or it will be waived. The effective date of such termination shall be at least one hundred and eighty (180) days after the notice date and the transition shall be subject to the provisions of Section 20 below.

c. Publisher may terminate this Agreement upon the assignment (other than an assignment pursuant to the sale of all or substantially all of the assets of Berry, the sale of the stock of Berry, or any merger, consolidation or similar transaction involving Berry) of Berry’s responsibilities to a third party not authorized by Publisher and not within the control group of companies owned by Berry or BellSouth Corporation. Upon such an assignment Publisher shall have the right to terminate this Agreement effective upon thirty (30) days written notice.

d. Publisher shall also have the right to terminate the Agreement for convenience to be effective upon any date that is on or after the conclusion of the initial distribution of the last Directory of the 2006 Directory Cycle, by providing at least ninety (90) days’ advance written notice to Berry, and the payment of the appropriate termination fees stipulated in Section 2.6 of Schedule 8 (Financial Schedule) on or before the effective date of termination without regard to any trailing obligations to provide customer service or collections for directories published prior to such termination

e. Either party, upon sixty (60) days prior written notice, may terminate this Agreement upon a declaration, filing or finding of bankruptcy or insolvency of the other not cured within thirty (30) days of such declaration, filing or finding.

f. Either party, upon thirty (30) days prior written notice, may terminate this Agreement if the Closing Date does not occur by July 31, 2005. In the event of termination pursuant to this paragraph 8.3(f), Publisher shall pay to Berry the amount set out in Schedule 8, paragraph 2.5(b), Table C, based upon the effective date of termination, plus any amounts unpaid and past due under paragraph 3.1 of Schedule 8 as of the effective date of termination.

g. Prior to the Closing Date, Publisher may terminate this Agreement immediately upon written notice in the event that Publisher discontinues its efforts to procure the directory business from the current publisher of the Directories. In such case, Berry will immediately cease all work performed under this Agreement and will be entitled to compensation for work performed under this Agreement after the Effective Date based upon the amounts set out in Schedule 8, paragraph 2.5(b), Table C and the effective date of termination, plus any amount unpaid and past-due under paragraph 3.1 of Schedule 8 as of the effective date of termination.

8.4 Effect of Termination. Expiration or termination of this Agreement at any time for any reason shall not relieve either party from any accrued obligations hereunder due and owing upon the date of expiration or termination. Expiration or termination of the Agreement shall trigger the wind down procedures set forth in Section 20.

8.5 Survival. The following provisions will survive the expiration or termination of this Agreement: 2.5, 2.6, 6, 8.4, 8.5, 9.1, 9.2, 10, 11, 12, 13, 17, 20 and 21.

9.	INDEMNITY AND INSURANCE

9.1 Indemnification.

a. Each party shall indemnify, defend and hold the other party and each of its affiliates, officers, directors, shareholders, employees, contractors, subcontractors, agents and representatives, harmless from and against any and all liabilities, damages, losses, fines, penalties, costs and expenses (individually and collectively “Damages”), arising from any claims, demands, complaints, actions, suits, or other proceedings (individually and collectively, “Claims”) resulting from or based upon (i) any error, omission, misrepresentation or the negligence or willful misconduct of a party, its employees or subcontractors; (ii) the breach of any representation or warranty; (iii) any material breach of this Agreement; (iv) any claims of intellectual property infringement or misappropriation; (v) any injuries or death to persons or damage to property, including theft, caused by the acts or omissions of a party; and (vi) any failure to comply with Laws.

b. If both parties have responsibility, or responsibility cannot be clearly determined between the parties, costs, settlement judgments, and attorneys’ fees shall be shared between the parties in the same ratio as each party’s apportioned blame for the damages, as agreed upon by the parties or as determined by a court or by an arbitrator pursuant to the dispute resolution procedures set forth in Section 17.

9.2 Indemnification Procedure. If a third party brings a claim against a party which is subject to indemnification pursuant to Section 9.1, the party entitled to indemnification (the “Indemnified Party”) will provide the party with the indemnification obligation (the “Indemnifying Party”) with prompt notice of such claim, provided that the failure to do so will not excuse the Indemnifying Party of its obligations under Section 9.1 except to the extent prejudiced by such failure or delay. The Indemnifying Party will defend any such claim and have the sole right to control the defense and settlement of such claim, provided that the Indemnified Party may not, without the Indemnified Party’s consent, enter into any settlement which admits guilt, liability or culpability on the part of the Indemnified Party. The Indemnified Party will provide reasonable cooperation to the Indemnifying Party in defending any such claim. The Indemnified Party shall have the right, if it so desires, to be represented by its own attorneys at its own expense.

9.3 Insurance. Berry and Publisher shall each procure and maintain during the term of this Agreement, at each party’s sole cost and expense, policies of insurance naming the other party as an additional insured (except for Workers’ Compensation Insurance, where instead the parties will waive their rights of subrogation against each other and shall cause their respective insurers to do so as well), in such amounts and upon such terms as follows:

a. Commercial General Liability covering claims for product liability, bodily injury, death, personal injury or property damage with limits of at least $3,000,000 for each occurrence with a General Aggregate limit of at least $3,000,000 (this minimum can also be satisfied by combination with an umbrella insurance policy);

b. Comprehensive Automobile Liability covering ownership, operation and maintenance of all owned, non-owned and hired automobiles used in connection with the performance of this Agreement, with limits of at least $3,000,000 for each accident (this minimum can also be satisfied by combination with an umbrella insurance policy); and

c. Worker’s Compensation with statutory limits as required in the state where the Services are being provided, and Employer’s Liability or “Stop Gap” coverage with limits of at least $500,000 for each accident, $500,000 disease-each employee, $500,000 disease-policy limit.

All such policies identified under this Section shall be issued by reputable and financially sound insurance companies with a minimum A.M. Best Rating of A-VII or better and shall provide that no non-renewal, material adverse change or cancellation shall be effective unless the additional named insured received at least thirty (30) days’ prior written notice. Each party shall furnish to the other party prior to commencing performance, and, on policy renewal thereafter, certificates evidencing that such policies are in full force and effect. Each certificate so furnished shall acknowledge that other party is named as an additional insured under the applicable policies and shall set forth on its face the applicable limits of liability. The failure of either party to furnish any such certificate shall not diminish or otherwise affect its obligation to procure and maintain any policies of insurance contemplated by this Section. The obligation to insure imposed by this Section shall not relieve the parties of any obligations imposed upon it by other Sections of this Agreement.

9.4 Employees. All persons furnished by Berry or Publisher shall be considered solely Berry’s or Publisher’s employees or agents, as the case may be, but in no case shall such employees or agents be considered an employee of the other party, and Berry or Publisher individually shall be responsible for payment of all unemployment, Social Security, and other payroll taxes, including contributions from them when required by law.

10.	LIMITATION OF LIABILITY

10.1 Liability Limitation. EXCEPT FOR ANY BREACH OF A CONFIDENTIALITY OBLIGATION OR DAMAGES PAYABLE TO A THIRD PARTY WHICH ARE SUBJECT TO INDEMNIFICATION HEREUNDER, IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY INDIRECT DAMAGES, INCLUDING, WITHOUT LIMITATION, LOST PROFITS, LOST INCOME OR LOST REVENUE, INCIDENTAL DAMAGES, SPECIAL DAMAGES, OR CONSEQUENTIAL DAMAGES, ARISING OUT OF OR RELATING TO ITS PERFORMANCE OR FAILURE

TO PERFORM UNDER THIS AGREEMENT, WHETHER BASED ON AN ACTION OR CLAIM IN CONTRACT, EQUITY, NEGLIGENCE OR OTHERWISE, AND EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

11.	COVENANT NOT TO COMPETE

11.1 During the term of this Agreement and for a period of twenty-four (24) months thereafter, Berry shall not publish, on its own behalf, nor provide any directory sales or publishing services for another publisher, for directories, whether in print, electronic, or other media, in the geographic areas comprising the primary distribution areas of the final issue of the Directories.

12.	NON-SOLICITATION OF EMPLOYEES

12.1 In recognition that the employees of the respective parties are essential to the fulfillment of their employer’s obligations, it is agreed that neither party shall hire, solicit, or otherwise directly or indirectly induce or assist in the solicitation for hire of: (a) the other party’s employees during the term or any extension of this Agreement and for a period of one (1) year thereafter, or (b) former employees within one (1) year after such employee’s termination or separation date from employment with the respective party, without the prior written consent of the other party. Notwithstanding the foregoing, upon termination or expiration of this Agreement, Publisher shall not be restricted from soliciting for hire, or hiring, any employees that perform substantially all their work relating to this Agreement, and that reside in Hawaii, excepting any management employee relocated to Hawaii by Berry during the term hereof.

13.	OWNERSHIP; CONFIDENTIALITY

13.1 Ownership. The parties acknowledge that as between Publisher and Berry, Publisher shall own all right, title and interest in and to all Publisher Information and all Directories, including all Intellectual Property Rights therein. Berry hereby grants and assigns to Publisher all of Berry’s rights, title, and interest (including, without limitation, all Intellectual Property Rights) in and to content contributed to the Directories by or at the direction of Berry and its contractors pursuant to this Agreement. Berry agrees to execute all papers, including patent applications, invention assignments and copyright assignments, and otherwise agrees to assist Publisher as reasonably required at Publisher’s reasonable expense to perfect in Publisher the rights, title and other interests in Berry’s work product expressly granted to Publisher under this Agreement.

13.2 Confidential Information. The rights and obligations of the parties with respect to the ownership and use of the confidential information of each party is defined in and controlled by the Confidentiality Agreement.

14.	WARRANTIES

14.1 Authority. Publisher and Berry warrant that the signatory(ies) to this Agreement on their respective behalf is authorized and has the requisite corporate authority to bind such party. Berry represents and warrants that it has all applicable right, title and authority to provide the Services, and that the Services and any deliverables that Berry provides under this Agreement do not infringe upon or misappropriate any intellectual property or proprietary rights of any third party.

14.2 Services. Berry represents and warrants that it will perform the Services in a workmanlike and reasonable manner in accordance with the Service Descriptions and Service Levels.

14.3 Relationship with the LEC. Publisher warrants that it is the owner or an authorized licensee of the brand of the Incumbent Local Exchange Carrier (ILEC or LEC) for each print Directory and that all print Directories are and shall remain during the term of this Agreement the exclusive directories for the LEC in Hawaii covered thereby. In addition, Publisher represents that it will maintain all necessary agreements with the LEC to enable the parties to perform their respective obligations under this Agreement and to enjoy their respective rights under this Agreement.

15.	PUBLISHER EMPLOYEES; EEO

15.1 Offer of Employment By Berry. Prior to beginning the sales campaigns for the 2006 Directories, Berry agrees to extend offers to hire those Publisher employees to be agreed upon in writing by the parties. Any offer of employment shall be subject to Berry’s discretion and standard hiring requirements, including the completion by each prospective employee of an application, an acceptable background investigation and drug screen, proof of citizenship or immigration status, and a conflict of interest check, execution of a standard employee non-compete, non-solicitation and non-disclosure agreement, and shall otherwise be subject to Berry’s standard terms and conditions and general policies of employment. For those employees offered a position, each will be offered a position at the same location where the employee was previously employed or within a reasonable commuting distance from such location. The base salaries and benefits (including health care benefits and accrued vacation and sick time) to be offered as well as titles and job descriptions to be offered shall be in Berry’s reasonable judgment, provided that such salaries and benefits are substantially consistent with Berry’s general practices. Berry will take into account each such employees’ aggregated seniority earned by their time working for Publisher and Publisher’s predecessor for purposes of granting vacation to employees accepting offered employment. Any employee accepting an offer of employment by Berry shall terminate employment with Publisher prior to commencing employment with Berry and Publisher shall be responsible for any and all rights and obligations relative to such employees which were incurred or accrued prior to the termination of employment with Publisher, including salary or other compensation, benefits, benefit payments, expense reimbursements, and unpaid vacation. Berry shall be responsible for any salary, benefits payments, vacation, or other similar expenses incurred after the effective date of hire of the applicable employees.

15.2 EEO. Berry agrees to abide by all provisions of the Equal Employment Opportunity Commission Act and any regulations thereunder as set forth by various federal, state, and local authorities.

16.	AUDIT

16.1 Technical Audit. Upon at least ten (10) calendar days’ notice from Publisher, Berry shall provide Publisher, and any of Publisher’s designated agents, or Publisher’s regulators with access to (a) facilities where Berry is performing Services, (b) Berry personnel, and (c) data and records relating to the Services, as well as any assistance that they may require for the purpose of performing audits or inspections of the Services, the locations from which Berry provides the Services (including computer systems), and the business of Publisher relating to the Services (including to verify performance of the Services, the use of Publisher resources in accordance with the terms of this Agreement, the conduct of Berry’s operations and procedures.

16.2 Regulatory Compliance Audit. Upon at least fifteen (15) days notice, if any audit by an auditor designated by Publisher or a regulatory authority results in Berry being notified that Berry is not in compliance with any Law or audit requirement, or indicates that there are any significant deficiencies in Berry’s internal control environment, or in the disclosure controls and procedures of Publisher, Berry shall (i) promptly take actions to comply with such Law or audit requirement (including as may be necessary to ensure that Publisher is in compliance with the applicable requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations thereunder promulgated by the United States Securities and Exchange Commission), and correct the significant deficiencies that are identified. The fifteen (15)-day notice period will not be applicable where extenuating circumstances require immediate access (e.g., legal or regulatory compliance), so long as Publisher provides notice as soon as practicable. Without limiting the foregoing, if Publisher reasonably determines that a risk identified in any audit (i) would reasonably be considered a significant deficiency in Publisher’s internal control environment (as such deficiency is characterized under the standards of the American Institute of Certified Public Accountants); (ii) would require Publisher to disclose the risk in accordance with Section 302 of the Sarbanes-Oxley Act of 2002; or (iii) would prevent Publisher from attesting to the effectiveness of its internal control environment pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, then Berry will use all commercially reasonable efforts to resolve such risk within fifteen (15) days after Publisher provides the audit report to Berry.

16.3 Fees and Expenses Audit. Upon notice from either party, the other party shall provide the notifying party and agents appointed by the notifying party (“Agents”) with access to such financial records and supporting documentation as may be requested by the notifying party, and the notifying party or its Agents may audit the fees and expenses to determine if such are accurate and in accordance with this Agreement. Subject to the dispute resolution provisions of Section 17, if, as a result of such audit, the notifying party determines that the other party has overcharged the notifying party, it shall notify the other party of the amount of such overcharge and the other party shall promptly pay to the notifying party the amount of the overcharge, plus interest (at the rate in Section 4.0 of Schedule 8 (Financial Terms) calculated from the date of receipt by the other party of the overcharged amount until the date of payment to the notifying party. If an audit reveals that the other party has undercharged the notifying party, it shall notify the other party and promptly pay to the other party the amount of the undercharge, plus interest calculated from the date such charges were originally invoiced until the date of payment. In addition to the notifying party’s rights set forth above, if any audit reveals an overcharge greater or equal to five percent (5%) of amount actually owing during the period being audited, the other party shall reimburse the notifying party for the reasonable costs of such audit.

16.4 Record Retention. Each party shall retain a complete audit trail of financial and non-financial transactions resulting from or related to this Agreement, and all records and supporting documentation sufficient to satisfy the requirements set forth in this Section 16 and to document the Services and the fees or expenses paid or payable under this Agreement, as required by Law, and in any event for at least seven (7) years after the later of the termination or expiration of this Agreement.

16.5 Facilities. Each party shall provide to the other and to the other’s Agents, on its premises, space, office furnishings (including lockable cabinets), and utilities as the other party or such Agents may reasonably require to perform the audits described in this Section 16.

16.6 Third-Party Auditors. All external auditors and inspectors will be required to execute confidentiality agreements with Publisher and Berry in a form reasonably satisfactory to both parties.

16.7 General. There is no restriction on the number or frequency of audits under this Section. Audits will be conducted in a manner that does not unreasonably interfere with the other party’s ability to provide the Services. No audit shall require a party to breach an obligation of confidentiality or nondisclosure owed by that party to any third party; provided, however, that the audited party shall use all reasonable efforts to make all financial data necessary to confirm costs, expenses or revenue available to the auditing party. If the other party believes that an audit (or number of audits) is or is likely to have a direct affect on its ability to provide the Services, the parties will address such concerns in accordance with the dispute resolution procedures of Section 17.

17.	DISPUTE RESOLUTION PROCEDURE

17.1 Disputes. In the event a dispute arises under this Agreement, the parties shall initiate the following procedure for the resolution of such dispute (“Dispute Resolution Procedure”).

a. The parties shall attempt to identify an individual that each is willing to accept as a mediator of the disputed issue. (For purposes of the following Dispute Resolution Procedure, if a single mediator is selected, then this mediator shall commence the proceeding with the submission provided for in subparagraph (b). In the event that such an individual cannot be agreed upon within seven (7) business days of the determination that a dispute requiring resolution exists, then each party will select a mediator within five (5) business days, that each in its sole discretion feels competent to resolve the dispute. The two (2) designated mediators will in turn mutually select a third mediator who shall be added as a mediator of the dispute. Collectively the three mediators will be referred to as the “Dispute Resolution Panel.”

b. Each of the parties shall submit to the Dispute Resolution Panel such materials and written presentations as they feel will assist the Panel in resolving the issue that is subject to dispute. The Dispute Resolution Panel may, but need not, elect to request an oral presentation from each of the parties regarding the issue to be resolved.

c. The Dispute Resolution Panel must apply criteria set forth in the Agreement that relates to the particular issue to be resolved. The Dispute Resolution Panel may not develop a basis for resolving the dispute that is inconsistent with or not found in the Agreement.

d. The Dispute Resolution Panel shall require that the parties’ presentations provided for in subparagraph (b) be presented to the Dispute Resolution Panel within ten (10) business days of the selection of the Dispute Resolution Panel. If oral presentation is desired by the Panel, such oral presentation shall occur within five (5) business days of the submission of the written materials, and the Dispute Resolution Panel shall render its decision within five (5) business days of the last presentation (whether written or oral) to them.

e. A resolution of the dispute concurred in by at least a majority of the Dispute Resolution Panel shall be binding on the parties. In the event that the Panel is unable to reach a unanimous or concurring decision, then the position that is the average of the two Panelists that are the closest shall be the resolution of the dispute. In the event that all Panelists are equally distant, then the middle Panelist’s position shall be the resolution of the Panel.

f. All costs of the dispute resolution procedure shall be borne equally by the parties, excluding each party’s costs for counsel and other advisors.

g. There shall be no judicial or other appeal from the determination of the Dispute Resolution Panel.

h. Accounting Disputes as described in the Financial Schedule shall be resolved under the terms of the Financial Schedule.

18.	FORCE MAJEURE

18.1 If any party hereto shall be prevented from performing any of its obligations under this Agreement because of any act of God, lockout, riot or civil commotion, act of public enemy, law, order or act of government, whether federal, state or local, or other similar event beyond the party’s control, hereinafter referred as a “force majeure event,” then that party shall be excused from performing any of its obligations which are so prevented. However, the party so excused is responsible for performing those obligations, of which it had been relieved due to the force majeure event, as soon as the force majeure event has ceased to prevent the party’s performance.

19.	ACCESS TO BERRY TRAINING

19.1 Berry will make available, and Publisher personnel, but not the personnel of the successors and assigns of Publisher, will have access to the Berry Management Assessment Center and other training that Berry provides to its employees, excluding any training offered by Berry Affiliates. Publisher’s access to Berry Management Assessment Center training or any other Berry training courses will be limited to five persons per year to any individual course. To the extent that any Publisher personnel should wish to participate in any of the course offerings offered by Berry, Berry will make the reasonable arrangements to allow such Publisher personnel to attend the training programs at Berry’s cost. Publisher shall be responsible for the expenses incurred by its employees in attending such training and any incremental costs incurred by Berry by such attendance, i.e., additional textbooks or training materials, etc. Should the volume of Publisher participation materially increase Berry’s costs, the parties shall agree to appropriate reimbursement at Berry’s actual direct cost. All training manuals and other materials shall be the exclusive property of Berry and Publisher’s personnel will return all such materials to Berry upon the conclusion of the course.

20.	WINDING DOWN PROCEDURES

20.1 Winding Down Procedures. In anticipation of the termination or expiration of this Agreement or of Berry’s duties with respect to the Services or Directories, Publisher will provide reasonable written instructions establishing procedures for the wind down of the business relationship created by this Agreement and the orderly transition of the Services upon the issuance of written notice of such termination or expiration. Berry agrees to use in good faith its best efforts to comply with Publisher’s directives in carrying out such procedures, including making all data files available for transfer in industry standard formats. Publisher and Berry agree that it is mutually beneficial to the parties’ customers and to the public that an orderly transition process occur, which focuses on providing continued quality service to the advertisers and preventing undue disruption and loss to Publisher’s business. Specifically, but not as a limitation on its obligations hereunder, Berry shall carry out its duties hereunder during the wind down period in conformity with the terms of this Agreement.

20.2 Wind Down Committee. Upon the issuance of written notice of termination or expiration of this Agreement or as to any Directories or Services or as soon thereafter as practicable, Publisher and Berry shall meet to discuss the instructions of Publisher given pursuant to the wind down procedures above and to coordinate the aspects of the wind down process. Both Publisher and Berry shall designate a representative or representatives to a wind down team (“Wind Down Team”), all of which representatives shall coordinate the wind down of the business relationship between Publisher and Berry in accordance with the standards set forth above.

20.3 Transition- Expiration. For a period beginning one hundred and eighty (180) days prior to the expiration of the original or any extended term of the Agreement, Berry will continue to provide Services in accordance with Publisher’s instructions under subparagraph 20.1, and the agreed upon transition plan for the remainder of the final Directory Cycle.

20.4 Transition- Termination for Convenience. In the event Publisher exercises it right of termination pursuant to subparagraph 8.3(d) hereof, for the period commencing with the effective date of termination set out in Publisher’s notice of termination issued in accordance with subparagraph 8.3(d) and ending no later than one hundred eighty (180) days after the effective date of termination (the “Convenience Transition Period”), Berry will continue to provide the Services in accordance with Publisher’s instructions under subparagraph 20.1, and the agreed upon transition plan for the Directories for the remainder of the then current Directory Cycle, unless Publisher directs otherwise. If Publisher directs that Berry not begin a sales campaign for a Directory where the sales campaign would normally begin or Publisher directs that Berry cease an on-going sales campaign, then Berry shall have no further responsibility to provide Services for that Directory and will transition its responsibilities to Publisher or Publisher’s designee in accordance with the transition plan. Publisher may direct Berry to begin a sales campaign for a Directory where such sales campaign would normally begin during the Convenience Transition Period but with the object of transitioning responsibilities from Berry for such Directory prior to the completion of the sales campaign or the publication, printing and distribution of such Directory. In such event or in the event where Publisher directs Berry to transition an ongoing sales campaign, Publisher will pay Berry the applicable termination charges set forth in paragraph 2.5 (a) of Schedule 8 (Financial Terms).

20.5 Transition- Termination for Sales Performance. In the event Publisher elects to terminate the Agreement pursuant to subparagraph 8.3(b) hereof, for the period commencing with the date of Publisher’s notice of termination to Berry and ending on the effective date of termination (“Termination Transition Period”), Berry will continue to provide the Services, in accordance with Publisher’s instructions under subparagraph 20.1, and the agreed upon transition plan for Directories having sales campaign start dates within that period, unless Publisher directs otherwise. If Publisher directs that Berry not begin a sales campaign for a Directory where the sales campaign would normally begin, or Publisher directs that Berry cease an on-going sales campaign, then Berry shall have no further responsibility to provide Services for that Directory and will transition its responsibilities to Publisher or Publisher’s designee in accordance with the transition plan. Publisher may direct Berry to begin a sales campaign for a Directory where such sales campaign would normally begin during the Termination Transition Period but with the object of transitioning responsibilities from Berry for such Directory prior to the completion of the sales campaign or the publication, printing and distribution of such Directory. In such event or in the event where Publisher directs Berry to transition an ongoing sales campaign, Publisher will pay Berry a standard sales commission on all sales of advertising made by Berry for such Directory prior to the expiration of its obligations and will pay Berry a reasonable amount for other expenses incurred by Berry regarding such Directory. The amounts payable will be set forth in the transition plan for such Directory.

20.6 Transition- For Cause- Other. In the event either party exercises a right of termination under paragraph 8.1 or subparagraphs 8.3(a), 8.3(c), 8.3(e) or 8.3(f) hereof the provision of Services shall terminate as of the effective date of termination set out in the notice.

20.7 Information Transfer. Regardless of any other time restrictions or schedules set forth in this Section 20, during the Termination Transition Period or Convenience Transition Period, as applicable, and for such time as may reasonably be required to achieve a transfer of all applicable data, Publisher and Berry agree to provide for an orderly process whereby all advertising records and all customer subscriber record data will be transferred to Publisher, or any other entity designated by Publisher, in an industry-standard format and containing the content reasonably required by Publisher. To the extent that Berry shall perform customer service responsibilities for the life of the final issue of the directories that will be published prior to the effective date of the termination or expiration of this Agreement or Berry’s duties with respect to the Directory(ies) of Publisher, Publisher and Berry agree to provide for an orderly process whereby advertising records and customer subscriber record data will be transferred to Publisher, or any other entity designated by Publisher, in an industry-standard format and containing the content reasonably required by Publisher.

20.8 Cool Off Period. During the term of the Agreement and for a period of two (2) years after its termination or expiration for any reason, the parties agree to take reasonable measures to avoid subscriber confusion with respect to the identity of competing directory publishers, including mandatory statements during subscriber contacts clearly identifying the company and product represented.

21.	MISCELLANEOUS

21.1 Notice. Unless otherwise specified herein, all notices or communications which are required or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered in person or mailed by certified or registered mail, return receipt requested and postage prepaid, as follows:

If to Berry:

Daniel J. Graham

President and CEO

L. M. Berry and Company

3170 Kettering Boulevard

Dayton, Ohio 45439

With a copy to:

Joseph S. Armanini

General Counsel

L. M. Berry and Company

3170 Kettering Boulevard

Dayton, Ohio 45439

If to Publisher: Ron Montgomery c/o Matthew P. Boyer Managing Director THE CARLYLE GROUP 520 Madison Avenue New York, NY 10022

21.2 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Hawaii, without regard to principles of conflicts of laws.

21.3 Counterparts. This Agreement may be executed in any number of counterparts, but all such counterparts shall constitute but one agreement.

21.4 Waiver. Any of the terms and conditions of this Agreement may be waived at any time and from time-to-time in writing by the party entitled to the benefit thereof without affecting any other terms and conditions of this Agreement. The waiver by either party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

21.5 Severability. The invalidity or unenforceability of any term or provision of this Agreement shall not effect the validity or enforceability of any of the remaining terms or provisions hereof.

21.6 Headings; Construction. The headings to the clauses, sub-clause and parts of this Agreement are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. Any ambiguity in this Agreement shall be interpreted equitably without regard to which party drafted the Agreement or any provision thereof. The terms “this Agreement,” “hereof,” “hereunder” and any similar expressions refer to this Agreement and not to any particular Section or other portion hereof. The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party will not be applied in the construction or interpretation of this Agreement. As used in this Agreement, the words “include” and “including,” and variations thereof, will be deemed to be followed by the words “without limitation.”

21.7 Cumulative Remedies. Except as specifically provided for to the contrary, all remedies provided for in this Agreement shall be cumulative and in addition to and not in lieu of any other remedies available to any party at law, in equity or otherwise.

21.8 Entire Agreement; Amendment. This Agreement (including the Schedules hereto) constitutes the full and entire understanding and agreement between the parties with regard to the subject matter hereof, and supersedes any prior communications, representations, understandings and agreements, either oral or written, between the parties with respect to such subject matter. Except as expressly provided otherwise herein, this Agreement may not be altered except by a written instrument signed by authorized legal representatives of both parties. Any waiver of the provisions of this Agreement or of a party’s rights or remedies under this Agreement must be in writing to be effective. Failure, neglect or delay by a party to enforce the provisions of this Agreement or its rights or remedies at any time will not be construed and will not be deemed to be a waiver of such party’s rights under this Agreement and will not in any way affect the validity of the whole or any part of this Agreement or prejudice such party’s right to take subsequent action. No single or partial exercise of any right, power or privilege granted under this Agreement shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

21.9 Binding Effect. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the respective successors and permitted assignees of the parties hereto. Except as otherwise expressively provided herein, nothing expressed or implied herein is intended or shall be construed to confer upon or give any person, firm or corporation, other than the parties hereto, any right or remedy hereunder or by reason hereof.

21.10 Assignment. Except as provided herein to the contrary, this Agreement shall not be assigned, or novated, by operation of law or otherwise by either party, except upon the written consent of the non-assigning party, which consent shall not be unreasonably withheld, conditioned or delayed. No partial assignment of this Agreement shall be permitted. Publisher may assign all of its rights and obligations hereunder to an Affiliate without first obtaining Berry’s consent provided Publisher gives Berry written notice and Publisher’s Affiliate agrees to be bound by the terms and conditions hereof and has the authority and capability to perform the obligations assumed, pursuant to assignment or transfer of all necessary rights under any publishing or other necessary agreements with the LEC to the Affiliate. Publisher may assign all of its rights and obligations hereunder to any successor to the business of Publisher by acquisition, change of control, merger, consolidation, or sale of substantially all of Publisher’s assets without first obtaining Berry’s consent, provided that such successor is the assignee or transferee of all necessary rights under Publisher’s publishing and other necessary agreements with the LEC and is not a direct competitor of Berry engaged in the print directory advertising and publishing business (provided, however, for the purposes of this subpart (ii) only, “direct competitor” shall not include a private equity firm that maintains an ownership interest in a direct competitor of Berry engaged in the print directory advertising and publishing business or any entity formed or used by a private equity firm in consummating a transaction contemplated by this Section 21). If Berry is unwilling to consent to an assignment by Publisher to a direct competitor of Berry, and Publisher completes the underlying transaction without Berry’s consent, such assignment shall not constitute a breach of this Agreement, but Berry shall be entitled to terminate this Agreement upon one hundred eighty (180) days’ written notice, such notice to be delivered no later than sixty (60) days after the completion of such transaction. It is expressly understood that in the event that a successor to Publisher is a customer of Berry at the time of a transaction covered by this section, then Berry shall not have any termination rights as a result of such transaction.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

L. M. BERRY AND COMPANY		HAWAIIAN TELCOM MERGER SUB, INC.

	/s/ Daniel J. Graham		/s/ Matthew P. Boyer
By:	Daniel J. Graham	By:	Matthew P. Boyer
Title:	President and CEO	Title:	Vice President and Secretary